Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2012
Financial Results

BEDFORD, MASS. – October 24, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, today reported financial results for its third quarter ended September 30, 2012. The financial results for our DSL service assurance hardware business have been reported as discontinued operations commencing this quarter as we completed the shutdown of that business during the third quarter. Accordingly, results from continuing operations now exclude our DSL service assurance hardware business.

Revenue for the third quarter of 2012 was $5.3 million, a decrease of 3% compared to $5.4 million in the same quarter last year. Operating income before gain on sale of patent assets in the third quarter of 2012 was $1.4 million compared to $1.6 million for the same period a year ago.

Net income for the third quarter of 2012 was $10.3 million, or $0.46 per diluted share. These results compared to net income of $1.3 million, or $0.06 per diluted share, for the same period a year ago.  Net income in the third quarter of 2012 included a net gain of $15.2 million from the sale of patent assets.

For the nine months ended September 30, 2012, revenue decreased 1% to $14.2 million, compared to $14.3 million in the same period a year ago. Operating income before gain on sale of patent assets for the first nine months of 2012 was $2.6 million compared to $2.1 million for the same period a year ago.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2012 Financial Results	Page 2

Net income for the nine months ended September 30, 2012 was $66.3 million, or $3.03 per diluted share. These results compared to net income of $1.6 million, or $0.08 per diluted share, for the same period a year ago. Year-to-date net income in 2012 included $86.4 million of net gains from the sale of patent assets in the second and third quarters of 2012.

As we previously disclosed, we completed two significant patent sales in the second and third quarters of 2012.   In the second quarter, we completed a sale of patents for $75.0 million on June 21, 2012.  The net gain after transaction costs was $71.2 million.  In the third quarter, we completed a sale of patents for $16.0 million on September 21, 2012.  The net gain after transaction costs was $15.2 million.

We were able to use a significant portion of our deferred tax assets to reduce income taxes on pre-tax income. Our income tax liability for the three and nine months ended September 30, 2012 was $3.6 million and $7.7 million, respectively.  A substantial portion of the deferred tax assets we utilized comprised cumulative deductions for stock options in excess of book expense. Under income tax accounting rules, that portion of tax benefits attributable to such deductions must be recorded as an adjustment to equity versus a reduction of income tax expense. In the three and nine months ended September 30, 2012, the tax benefits from such stock-based awards were $3.1 million and 15.8 million, respectively, which we recorded as a non-cash adjustment to additional paid-in capital. After the equity adjustment, we recorded $6.7 million and $23.5 million of income tax expense on continuing and discontinued operations in the statements of operations for the three and nine months ended September 30, 2012.

We believe that the patent sales we completed in the second and third quarters of 2012 will have no material impact on our biometrics and imaging and DSL service assurance product lines.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “Third quarter results were driven by three important factors. That is, the sale of a large portion of our DSL patent portfolio, another strong quarter of revenue and profitability by our biometrics and imaging business, and the completion of the shutdown of our DSL service assurance hardware business.

With respect to our patent monetization efforts, we would like shareholders to understand that the majority of the remaining patents in our patent portfolio after the recent patent sales relate to our biometrics and imaging and DSL service assurance software product lines. At the current time, we do not intend to pursue patent monetization alternatives for these patents, although that decision is subject to change.”

Aware, Inc. Reports Third Quarter 2012 Financial Results	Page 3

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the DSL service assurance and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance software products face intense competition; and our DSL service assurance software products could have quality problems. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2012 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Product sales	$4,048	$3,900	$10,541	$9,621
Services	724	971	2,100	3,176
Royalties	484	549	1,599	1,542
Total revenue	5,256	5,420	14,240	14,339

Costs and expenses:
Cost of services	421	414	1,138	1,221
Research and development	1,466	1,357	4,431	4,063
Selling and marketing	1,069	977	3,143	2,900
General and administrative	854	1,083	2,915	4,069
Total costs and expenses	3,810	3,831	11,627	12,253

Operating income before gain on sale of patent assets	1,446	1,589	2,613	2,086
Gain on sale of patent assets	15,167	-	86,394	-
Operating income after gain on sale of patent assets	16,613	1,589	89,007	2,086
Other income Interest income	- 45	- 12	85 137	- 47
Income from continuing operations before income taxes	16,658	1,601	89,229	2,133
Provision for income taxes	6,578	-	23,248	2
Income from continuing operations	10,080	1,601	65,981	2,131
Income (loss) from discontinued operations, net of income taxes	217	(317)	360	(524)

Net income	$10,297	$1,284	$66,341	$1,607

Basic net income per share:
Basic net income per share from continuing operations	$0.45	$0.08	$3.05	$0.10
Basic net income (loss) per share from discontinued operations	$0.01	$(0.02)	$0.02	$(0.02)
Basic net income per share	$0.46	$0.06	$3.07	$0.08

Diluted net income per share:
Diluted net income per share from continuing operations	$0.45	$0.08	$3.01	$0.10
Diluted net income (loss) per share from discontinued operations	$0.01	$(0.02)	$0.02	$(0.02)
Diluted net income per share	$0.46	$0.06	$3.03	$0.08

Weighted-average shares – basic	22,339	20,599	21,609	20,507
Weighted-average shares - diluted	22,501	20,780	21,888	20,730

Aware, Inc. Reports Third Quarter 2012 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and investments	$115,603	$47,304
Accounts receivable, net	3,820	3,546
Inventories, net	9	547
Property and equipment, net	5,987	6,232
Other assets, net	423	222

Total assets	$125,842	$57,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$8,345	$2,814
Long-term deferred revenue	289	462
Total stockholders’ equity	117,208	54,575

Total liabilities and stockholders’ equity	$125,842	$57,851

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 Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com